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Exhibit 10.13

October 12, 2017

Michol Ecklund
2331 Dunstan Rd.
Houston, TX 77005

Re: Offer of Employment

Dear Michol:

Callon Petroleum Company is pleased to offer you the position of General Counsel, reporting to me and based in our Houston office.

The compensation package is summarized as follows:

•	A base salary of $315,000 per year.

•
37,500 shares of restricted stock units which will vest in thirds in equal amounts over a three year period beginning on January 1, 2019. Stock will only vest if you are an active employee on the date of vesting. Your annual stock award target will be 115 - 135%

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Beginning with bonuses for calendar year 2017 (generally payable in the first quarter of 2018), participation in the Company’s annual incentive compensation bonus program funded from a pool tied to goals established by the Company’s Board of Directors. Individual awards are allocated based on both Company and individual performance. Your annual bonus target will be 65 - 75%

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Participation in the Company’s 401(k) program. Eligible entry date into the plan will be the first day of the month coinciding with or next following six months from the date of employment. Currently, the Company contributes five percent of your annual base salary (2.5% in cash, 2.5% in Callon stock) with no contribution from the employee. In addition, if you choose to make an elective deferral, the Company will match your contribution at the rate of .625% for each 1% you contribute, limited to 5% matching by the Company. The employee annual contribution is limited by law to $18,000 plus an additional optional $6,000 catch-up contribution for employees reaching at least 50 years of age by 12/31/17.

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Participation in the Callon Petroleum Company Group Insurance Plan which currently includes medical and dental insurance coverage for employee and qualified dependents; group term life insurance equal to 2.5 times your annual salary; accidental death and personal loss insurance at the same rate as life insurance; and long-term disability insurance in the amount of 60% of your monthly salary. As of this date, all premiums are paid by the Company with no employee contribution.

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Callon’s policy is to recognize comparable industry experience for new employees; therefore, Callon will recognize 2000 as your vacation benefit start date. As a result, you are eligible for Five (5) weeks paid vacation per year available immediately. If your employment with the Company is terminated within the first 12 months of your employment, you will not be paid for unused vacation.

•	Minimum nine (9) paid holidays per year.

•	Ten days of paid sick leave during the first year, 15 days per year after one year, and 20 days per year after 10 years. (Unused sick leave may be accumulated.)

•	Flexible Spending Account (FSA) Plan.

Other benefits include:

•	Company vehicle (Employment will be based on insurability after obtaining Motor Vehicle Report.)

•	Supplemental vision insurance plan (paid by you).

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•	Tuition reimbursement plan.

•	Membership dues for professional organizations.

Your employment with the Company shall be at will and subject to confirmation of employment eligibility through E-verify.

You will be subject to Callon’s Substance Abuse policy. Callon reserves the right to perform pre-employment and random drug and alcohol testing and to order such tests when there is reasonable suspicion of abuse.

If you find this offer satisfactory, please so indicate by signing in the space provided below and returning one copy to the undersigned. It is anticipated that your date of first employment would be on or approximately November 6, 2017. This offer expires at 5:00 p.m., October 20, 2017.

If you have any questions concerning this offer of employment, please do not hesitate to call me at 281-589-5221. We are very pleased to be making this offer to you and are looking forward to you joining our team.

Sincerely,

/s/ Joseph Gatto
Joseph Gatto
President and CEO

AGREED TO AND ACCEPTED this 14th day of October, 2017.

/s/ Michol Ecklund
Michol Ecklund